Exhibit 10.3

AMENDMENT
TO THE
MONSANTO BENEFITS PLAN FOR THIRD COUNTRY NATIONALS

Effective August 5, 2008, the following new Appendix A shall be added at the end of the Monsanto Benefits Plan for Third Country Nationals.

APPENDIX A

This Appendix to the TCN Plan sets forth the benefits payable under the TCN Plan to Hugh Grant and shall apply notwithstanding anything in the TCN Plan to the contrary.   This Appendix is effective August 5, 2008.

DISABILITY BENEFIT

If Mr. Grant becomes disabled while employed by Monsanto Company and prior to attaining age 65, he shall be entitled to a disability benefit in the amount of $1,233,800 per year.  Such disability benefit shall be paid monthly, with each monthly payment equal to one-twelfth (1/12) of such annual amount.  Payments shall commence 180 days after Mr. Grant becomes disabled (or, if later, January 1, 2009) and shall continue until the earliest of Mr. Grant’s (i) recovery from disability, (ii) attainment of age 65, and (iii) death.

For this purpose, Mr. Grant shall be considered to be disabled if either: (i) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Monsanto employees.  The initial determination of whether Mr. Grant is disabled and any subsequent determination as to whether Mr. Grant continues to be disabled shall be made in accordance with the foregoing criteria by medical advisors selected by Monsanto.

NO OTHER BENEFIT

Mr. Grant shall not be eligible for any other benefit under the TCN Plan, including, without limitation, any retirement or death benefit.

MONSANTO COMPANY:

/s/ Steven C. Mizell	8/8/08
Name: Steven C. Mizell	Date:
Title: Executive Vice President, Human Resources

CONSENT TO AMENDMENT:

/s/ Hugh Grant	8/11/08
Hugh Grant	Date: